Filed Pursuant to Rule 433

Registration No. 333-153490 and 333-153490-01

April 28, 2010

TYCO INTERNATIONAL FINANCE S.A.

U.S. $500,000,000 3.375% Notes due October 15, 2015

Fully and Unconditionally Guaranteed by

TYCO INTERNATIONAL LTD.

Term Sheet

Issuer:	Tyco International Finance S.A.
Guarantor:	Tyco International Ltd.
Size:	$500,000,000
Maturity:	October 15, 2015
Coupon:	3.375%
Price to Public:	99.676% of face amount
Yield to Maturity:	3.441%
Spread to Benchmark Treasury:	+95 bps
Benchmark Treasury:	UST 2.500% due March 31, 2015
Benchmark Treasury Yield:	2.491%
Interest Payment Dates:	October 15 and April 15, commencing on October 15, 2010
Redemption Provisions:	Make whole call: T+15 bps
Pricing Date:	April 28, 2010
Settlement Date:	May 5, 2010 (T+5)
CUSIP:	902118 BN7
ISIN:	US902118BN73
Denominations:	$2,000 x $1,000
Ratings (Moody’s / S&P / Fitch):

Baa1/A-/BBB+

The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Underwriters:

Joint Bookrunners:

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Co-Managers:

Banc of America Securities LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

J.P. Morgan Securities Inc.

Morgan Stanley & Co. Incorporated

UBS Securities LLC

Cabrera Capital Markets, LLC

The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at (877) 858-5407 or Goldman, Sachs & Co. at (866) 471-2526.